Exhibit 10.1

BINDING LETTER OF INTENT

Acquisition of a Majority Membership Interest in Paradox Data LLC by Z Squared Inc.

June 18, 2026

Paradox Data LLC

800 Laurel Oak Drive

Apt. #4

Naples, FL 34108

Attn: Armand Nannicola

Re: Acquisition of a Majority Membership Interest in Paradox Data LLC

Ladies and Gentlemen:

This Binding Letter of Intent (this “LOI”) sets forth the mutually agreed principal terms and conditions upon which Z Squared Inc., a Delaware corporation (Nasdaq: ZSQR) (the “Buyer” or “Issuer”), proposes to acquire a fifty-one percent (51%) majority membership interest in Paradox Data LLC, a [●] limited liability company (the “Company” or “Paradox”), from the holders of the membership interests of the Company (collectively, the “Sellers”) (the “Transaction”). Upon execution of this LOI by the Buyer and the Sellers, the parties shall be bound as set forth in Section 17 below.

1. The Transaction

At the closing of the Transaction (the “Closing”), the Sellers shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from the Sellers, membership interests of the Company (the “Acquired Interests”) representing, immediately following the Closing, fifty-one percent (51%) of the issued and outstanding membership units of the Company on a fully diluted basis, free and clear of all liens, pledges, security interests, and encumbrances (other than restrictions arising under applicable securities laws and the Amended and Restated LLC Agreement referenced in Section 4.2). The Company shall continue in existence as a going concern following the Closing, with Buyer holding the Acquired Interests as its majority member and the Sellers holding the remaining forty-nine percent (49%) of the membership units, all as more fully described in a schedule of assets and liabilities to be set forth in the Purchase Agreement (as defined below).

As a condition to the Closing, the following assets and rights (collectively, the “Required Assets”) shall be owned by, and vested in, the Company free and clear of all liens (other than permitted liens to be defined in the Purchase Agreement): (a) all technology, data, and intellectual property rights, as enumerated in the Purchase Agreement; (b) ten (10) acres of land, under a binding contract to purchase, with legal description, title, and all related ownership and transfer rights to be confirmed in diligence; and (c) eight (8) megawatts (MW) of fully operational power capacity, energized and available as of the Closing, as set forth in a signed, binding power purchase agreement and/or utility name change agreement.

Binding Letter of Intent – Z Squared Inc. / Paradox Data LLC – Page 1 of 10

2. Consideration

As consideration for the Acquired Interests (the “Consideration”), at the Closing Buyer shall issue to the Sellers, pro rata in accordance with their respective ownership of the membership units sold, an aggregate number of shares of Buyer’s newly designated Series D Convertible Preferred Stock (the “Series D Preferred”) having an aggregate initial Liquidation Preference of $5,000,000, the principal terms of which are set forth in Section 3 below. The Series D Preferred shall be non-participating beyond its Liquidation Preference.

3. Series D Convertible Preferred Stock

The terms of the Series D Preferred will be set forth in a Certificate of Designation (the “Certificate of Designation”) filed with the Delaware Secretary of State at or prior to the Closing, in form and substance consistent with this Section 3 and otherwise reasonably satisfactory to Buyer and the Sellers, and including the principal terms summarized below.

Term	Description
Stated Value	$1,000 per share.
Aggregate Initial Liquidation Preference	$5,000,000 in the aggregate.
Liquidation Preference	1.0x non-participating; the holders shall be entitled to receive the Liquidation Preference (plus accrued and unpaid dividends) in cash on a liquidation, dissolution, or winding-up of the Issuer, and shall not participate in any further distributions to holders of Common Stock. Ranking among the Issuer’s outstanding series of preferred stock to be set forth in the Certificate of Designation.
Dividends (Issuer Toggle)	At the Issuer’s election on each quarterly payment date: (a) cash at 8.0% per annum of the then-current Liquidation Preference, payable quarterly in arrears; or (b) pay-in-kind (PIK) at 10.0% per annum, compounded quarterly, accreting to and increasing the Liquidation Preference.
Voting	As to be set forth in the Certificate of Designation, subject to Nasdaq Listing Rule 5640.
Anti-Dilution	Customary adjustments for stock splits, stock dividends, combinations, recapitalizations, reorganizations, and similar events affecting the Common Stock, applied to the Stated Value and share counts.
Nasdaq 20% Cap / Cash Fallback	To the extent any issuance of Series D Preferred (or Common Stock issuable upon conversion thereof, if any), when aggregated with prior issuances, would exceed the thresholds of Nasdaq Listing Rule 5635 (including the 19.99% threshold), the Issuer shall promptly seek shareholder approval. If such approval is not obtained within ninety (90) days of submission, the Issuer shall pay the affected portion of the Consideration in cash at $1,000 per Series D share equivalent (i.e., the Stated Value of the shares that would otherwise have been issued) in lieu of issuing additional Series D shares.

Binding Letter of Intent – Z Squared Inc. / Paradox Data LLC – Page 2 of 10

4. Closing; Definitive Documentation

4.1 Target Closing Date. The Transaction shall be a bifurcated sign and close. The parties shall use their respective reasonable best efforts to consummate the Closing on or before the date that is sixty (60) days following execution of the Purchase Agreement, subject only to the receipt by Buyer of any applicable required stockholder approval pursuant to market exchange rules.

4.2 Definitive Documentation; Sellers’ Representative. The Closing shall be conditioned upon the negotiation, execution, and delivery of definitive transaction documentation consisting of: (a) a Membership Interest Purchase Agreement (the “Purchase Agreement”); (b) the Certificate of Designation; (c) an Amended and Restated Limited Liability Company Agreement of the Company (the “A&R LLC Agreement”); (d) such consents, assignments, and other instruments as may be necessary to confirm the vesting of the Required Assets in the Company; and (e) such other agreements, certificates, instruments, and documents as Buyer or its counsel may reasonably request in connection with the Transaction, including any agreements, certificates, instruments, or documents that are customary for transactions of this type (collectively, the “Definitive Documentation”). The Definitive Documentation shall reflect, and be consistent in all material respects with, the terms set forth in this LOI, and shall be drafted by Buyer’s counsel. Armand Nannicola (the “Sellers’ Representative”) shall be authorized to act on behalf of the Sellers for dispute resolution, indemnity claims, and all post-Closing communications with Buyer, on terms to be set forth in the Purchase Agreement.

5. Representations, Warranties, and Covenants

The Purchase Agreement will contain representations and warranties customary for transactions of this type, including, but in no way limited to: (a) of the Sellers: due organization (where applicable), authority and enforceability, title to the Acquired Interests (free and clear), and non-contravention; (b) of the Company: due organization and good standing, capitalization, financial statements, absence of undisclosed liabilities, absence of certain changes, material contracts (including power agreements, hosting agreements, and utility commitments), power purchase agreements, real property (including the ten (10) acres of land to be owned by or under binding contract), the Required Assets, intellectual property, data privacy, employee and labor matters, employee benefits, tax, litigation, compliance with laws, permits, environmental, customer and supplier matters, and customary fundamental representations; and (c) of Buyer: due organization and good standing, corporate authority, valid authorization and issuance of the Series D Preferred, Nasdaq listing and compliance, SEC reporting compliance, and non-contravention. The Purchase Agreement will also contain interim operating covenants customary for transactions of this type, including covenants restricting material actions by the Company between signing and Closing, a non-solicitation covenant binding on the Sellers and the Company, covenants to obtain required consents and approvals, and reasonable cooperation covenants with respect to regulatory matters, SEC disclosure, and tax matters.

6. Conditions Precedent to Closing

The obligations of the parties to consummate the Transaction shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of customary conditions precedent, including:

●	completion of Buyer’s legal, financial, tax, operational, and technical due diligence on the Company (including site, environmental, title, and power-supply diligence with respect to the Required Assets), with results reasonably satisfactory to Buyer, such condition to expire on the date that is thirty (30) days after the date of this LOI;

Binding Letter of Intent – Z Squared Inc. / Paradox Data LLC – Page 3 of 10

●	execution and delivery of the Definitive Documentation by all parties thereto, including the A&R LLC Agreement;

●	confirmation that all Required Assets are properly owned by, and vested in, or subject to binding contract rights in favor of the Company, including (i) the technology, data, and intellectual property rights, (ii) the ten (10) acres of land, whether owned by the Company, or subject to a binding contract to purchase, with legal description, title, and transfer rights to be confirmed in diligence, and (iii) eight (8) MW of fully operational, energized, and available power capacity, as set forth in a signed, binding power purchase agreement and/or utility name change agreement;

●	Buyer shall have amended its certificate of incorporation as necessary to authorize and designate the Series D Preferred, and shall have filed the Certificate of Designation with the Delaware Secretary of State; Buyer shall use commercially reasonable efforts to obtain any required approvals in connection therewith;

●	delivery of the unanimous written consent or other requisite approval of the members of the Company, in their capacities as such, pursuant to the Company’s operating agreement, authorizing the Transaction and the admission of Buyer as majority member;

●	receipt of all required governmental, regulatory, and third-party consents and approvals, including expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable;

●	to the extent required under Nasdaq Listing Rule 5635 or any other applicable Nasdaq listing rule, receipt of the requisite approval of Buyer’s shareholders (subject to the Nasdaq 20% Cap / Cash Fallback set forth in Section 3);

●	accuracy of the parties’ respective representations and warranties, and performance in all material respects of their respective covenants, in each case subject to customary materiality qualifiers;

●	absence of any material adverse effect with respect to the Company since the date of this LOI; and

●	absence of any law, order, judgment, or injunction prohibiting or making illegal the consummation of the Transaction.

7. Post-Closing Interconnection Milestone

Within three (3) years following the Closing Date (the “Milestone Deadline”), the Company shall submit, and obtain acceptance of, a completed LPHLDS interconnection request for up to fifty (50) MW of utility power (the “Interconnection Milestone”). The Interconnection Milestone shall be deemed satisfied upon the accepted application for such interconnection request. If the Interconnection Milestone is not satisfied by the Milestone Deadline, then, for each six-month period thereafter during which such failure remains uncured, an additional five percent (5%) membership interest in the Company shall be transferred from the Sellers to Buyer, for no additional consideration; provided, that the aggregate number of such transfers shall not exceed five (5) (representing an aggregate of up to twenty-five percent (25%) of the membership units), and provided further that the Milestone Deadline and each cure period shall be subject to customary extensions for delays not within the reasonable control of the Company. The mechanics of any such transfer shall be set forth in the A&R LLC Agreement and the Purchase Agreement.

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8. Rights of First Refusal and First Offer; Retained Interests

8.1 Right of First Refusal. From and after the Closing, and for so long as Buyer holds any membership interests in the Company, if any Seller (or any of its permitted transferees) (each, a “Transferring Member”) proposes to sell, assign, transfer, or otherwise dispose of all or any portion of the remaining forty-nine percent (49%) of the membership units of the Company retained by the Sellers (the “Retained Interests”) pursuant to a bona fide written offer from a third party (a “Third-Party Offer”), the Transferring Member shall first offer such Retained Interests to Buyer by delivering written notice to Buyer setting forth the identity of the proposed transferee and all material terms and conditions of the Third-Party Offer (including the purchase price and form of consideration). Buyer shall have the right, but not the obligation, exercisable by written notice delivered within thirty (30) days following its receipt of such notice, to purchase all (but not less than all) of the offered Retained Interests on the same terms and conditions as those set forth in the Third-Party Offer (provided that Buyer may pay the cash equivalent of any non-cash consideration). If Buyer does not exercise such right within such period, the Transferring Member may, for a period of ninety (90) days thereafter, consummate the sale of the offered Retained Interests to the proposed transferee at a price not less than, and on terms no more favorable in the aggregate to such transferee than, those set forth in the Third-Party Offer; any sale outside such period, or on more favorable terms, shall again be subject to this Section 8.1. Any transferee of Retained Interests shall take such interests subject to the terms of this Section 8 and the A&R LLC Agreement.

8.2 Right of First Offer. From and after the Closing, and for so long as Buyer holds any membership interests in the Company, before a Transferring Member solicits, initiates, or pursues any offer from, or enters into any negotiations with, any third party with respect to a proposed sale, assignment, transfer, or other disposition of all or any portion of the Retained Interests, the Transferring Member shall first deliver written notice to Buyer of its intention to effect such a transfer, specifying the portion of the Retained Interests proposed to be transferred and the cash purchase price and other material terms on which the Transferring Member proposes to transfer such interests (the “Offer Notice”). Buyer shall have the right, but not the obligation, exercisable by written notice delivered within thirty (30) days following its receipt of the Offer Notice, to purchase all (but not less than all) of the Retained Interests described in the Offer Notice on the terms set forth therein. If Buyer timely exercises such right, the parties shall consummate such purchase and sale within forty-five (45) days following Buyer’s exercise notice, subject to customary closing conditions. If Buyer does not exercise such right within such thirty (30)-day period, the Transferring Member may, for a period of one hundred twenty (120) days thereafter, transfer such Retained Interests to a third party at a price not less than, and on terms no more favorable in the aggregate to such third party than, those specified in the Offer Notice; any transfer outside such period, or at a lower price or on more favorable terms, shall again be subject to this Section 8.2 and, in the case of a resulting Third-Party Offer, to the right of first refusal set forth in Section 8.1. The detailed mechanics, procedures, and any permitted-transfer exceptions with respect to the rights set forth in this Section 8 shall be set forth in the A&R LLC Agreement and the Purchase Agreement.

8.3 Permitted Transfers. Notwithstanding Sections 8.1 and 8.2, any Seller or permitted transferee may transfer all or any portion of its Retained Interests to such person’s immediate family members, trusts, family limited partnerships, family limited liability companies, estate-planning vehicles, or other wealth-transfer vehicles established for the benefit of such person or such person’s family members, without triggering the right of first refusal or right of first offer set forth in this Section 8; provided, that any such transferee shall agree in writing to be bound by the A&R LLC Agreement and the applicable transfer restrictions set forth therein.

9. Exclusivity

From the date hereof until the earliest of (a) the Closing, (b) termination of this LOI in accordance with Section 13, and (c) 11:59 p.m. Eastern Time on the date that is sixty (60) days after the date of this LOI (the “Exclusivity Period”), the Sellers and the Company shall not, and shall cause their respective officers, directors, managers, employees, affiliates, members, agents, advisors, and other representatives (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, encourage, facilitate, entertain, or respond to any expression of interest, inquiry, proposal, or offer from any person other than Buyer or its Representatives relating to any acquisition, merger, recapitalization, investment in, sale of substantially all assets of, or other change-of-control transaction involving the Company or any material portion of its membership interests or assets (any such transaction, an “Alternative Transaction”); (ii) furnish any non-public information to, or engage in any discussions or negotiations with, any person in connection with any Alternative Transaction; or (iii) enter into any agreement, arrangement, understanding, or commitment with respect to any Alternative Transaction. The Sellers and the Company shall promptly (and in any event within two (2) business days) notify Buyer in writing of any inquiry, proposal, or offer received during the Exclusivity Period with respect to an Alternative Transaction, including the identity of the proposing party and the material terms thereof.

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10. Due Diligence; Access to Information

From the date hereof until the earlier of the Closing and the termination of this LOI, the Sellers shall cause the Company to afford Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the Company’s properties, books, records, contracts (including all power, hosting, and utility agreements), personnel, accountants, and advisors, and shall furnish to Buyer and its Representatives all such information concerning the Company and its business, operations, financial condition, the Required Assets, and prospects as Buyer may reasonably request. All information provided pursuant to this Section 10 shall be subject to the Confidentiality Agreement referenced in Section 15.

11. Good-Faith Negotiation

Each party shall negotiate in good faith, and shall cause its Representatives to negotiate in good faith, the Definitive Documentation on the basis of, and consistent with, the principal terms set forth in this LOI, with a view toward executing and delivering the Definitive Documentation as promptly as reasonably practicable.

12. Publicity; Public Disclosure

The parties acknowledge that Buyer is a public company subject to the Securities Exchange Act of 1934, as amended, and Nasdaq listing rules, and that Buyer intends to (a) file a Current Report on Form 8-K disclosing the execution of this LOI and attaching this LOI as an exhibit thereto, and (b) issue a press release regarding the Transaction (together, the “Announcement”). Buyer shall provide the Sellers’ Representative a reasonable opportunity to review and comment on portions of the Announcement describing the Sellers or the Company, and shall consider in good faith any comments timely received; provided, that Buyer shall retain sole authority over the content of the Announcement and any related SEC filings to the extent required by applicable law or Nasdaq rules. Except as provided in the Announcement or as required by applicable law or stock exchange rule, no party shall issue any press release or make any public statement with respect to this LOI or the Transaction without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned, or delayed).

13. Termination; Drop Dead Date

13.1 Termination Events. This LOI may be terminated prior to the Closing:

●	by mutual written agreement of Buyer and the Sellers’ Representative;

●	by either Buyer or the Sellers’ Representative upon written notice if the Definitive Documentation has not been executed by July 31, 2026 (the “Drop Dead Date”), provided that the right to terminate under this clause (b) shall not be available to any party whose material breach of this LOI has been the primary cause of such failure; the Drop Dead Date may be extended by mutual written agreement;

Binding Letter of Intent – Z Squared Inc. / Paradox Data LLC – Page 6 of 10

●	by either Buyer or the Sellers’ Representative upon written notice if the other party has materially breached any binding provision of this LOI and such breach is not cured within ten (10) business days of written notice thereof; and

●	by Buyer upon written notice delivered on or before the date that is thirty (30) days after the date of this LOI if the results of Buyer’s due diligence are not reasonably satisfactory to Buyer.

13.2 Survival. Sections 12, 13, 14, 15, 16, 17, and 18 shall survive the termination of this LOI in accordance with their terms. Termination of this LOI shall not relieve any party from liability for any willful breach hereof prior to such termination.

14. Expenses

Except as expressly provided in this LOI or the Definitive Documentation, each party shall bear its own costs and expenses (including fees and expenses of its legal, accounting, tax, and financial advisors) incurred in connection with this LOI, the negotiation of the Definitive Documentation, and the Transaction, whether or not the Transaction is consummated.

15. Confidentiality

15.1 Confidentiality. To the extent the parties have entered into a separate written Confidentiality / Non-Disclosure Agreement in connection with the Transaction (the “Confidentiality Agreement”), the terms thereof are incorporated herein by reference and shall remain in full force and effect. In addition, and whether or not a separate Confidentiality Agreement exists, each party (the “Receiving Party”) shall, and shall cause its Representatives to: (a) hold in strict confidence all non-public information furnished to it by or on behalf of the other party (the “Disclosing Party”) in connection with this LOI and the Transaction, together with the existence and terms of this LOI and the fact that discussions or negotiations are taking place (collectively, “Confidential Information”); (b) use Confidential Information solely for the purpose of evaluating, negotiating, and consummating the Transaction; and (c) not disclose Confidential Information to any person other than its Representatives who have a need to know such information for such purpose and who are informed of, and agree to be bound by, the confidential nature thereof (the Receiving Party remaining responsible for any breach by its Representatives). Confidential Information does not include information that (i) is or becomes generally available to the public other than as a result of a breach of this Section 15 or the Confidentiality Agreement, (ii) was lawfully in the Receiving Party’s possession on a non-confidential basis prior to disclosure by the Disclosing Party, (iii) becomes available to the Receiving Party on a non-confidential basis from a source not known to be bound by a confidentiality obligation, or (iv) is independently developed without use of or reference to the Confidential Information. If the Receiving Party is required by applicable law, regulation, or legal process to disclose any Confidential Information, it shall, to the extent legally permitted, provide the Disclosing Party with prompt prior written notice so that the Disclosing Party may seek a protective order or other appropriate remedy. Nothing in this Section 15 shall restrict Buyer from making any disclosure that Buyer determines, after consultation with counsel, is required under the federal securities laws or Nasdaq rules (including the Announcement contemplated by Section 12).

Binding Letter of Intent – Z Squared Inc. / Paradox Data LLC – Page 7 of 10

15.2 Material Non-Public Information; Trading Restriction. Each of the Sellers and the Company acknowledges that Buyer is a public reporting company whose common stock is listed on The Nasdaq Global Market, that Confidential Information regarding Buyer and the Transaction may constitute material non-public information (“MNPI”) within the meaning of the federal securities laws, and that the United States securities laws (including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder) prohibit any person in possession of MNPI concerning an issuer from purchasing or selling securities of such issuer, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, until such information has been publicly disclosed or is no longer material. Accordingly, from the date hereof until the earlier of (a) the public disclosure of all MNPI relating to the Transaction (including through the Announcement) and (b) the date such information otherwise ceases to be material, each of the Sellers and the Company shall not, and shall cause its respective Representatives not to, directly or indirectly, (i) purchase, sell, or otherwise transact in any securities of Buyer (including the Common Stock and any derivative securities), or (ii) communicate any MNPI concerning Buyer to any other person who may trade in such securities on the basis thereof, in each case in violation of applicable securities laws. The restrictions in this Section 15.2 are in addition to, and do not limit, any obligations of the Sellers, the Company, or their Representatives under applicable law.

16. Governing Law; Dispute Resolution

This LOI shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict-of-laws principles. Any dispute arising out of or relating to this LOI shall be finally resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, with the seat of arbitration in Wilmington, Delaware. Notwithstanding the foregoing, any party may seek injunctive or equitable relief in any court of competent jurisdiction to enforce the binding provisions of this LOI (including Section 9) or to preserve the status quo pending resolution of any arbitration.

17. Binding Nature; Framework

The parties hereby agree on, and commit to, the principal terms of the Transaction as set forth in Sections 1 through 7, and each party undertakes to negotiate the Definitive Documentation in good faith on the basis of, and consistent with, those principal terms; however, the obligation of the parties to consummate the Transaction is subject in all respects to the execution and delivery of the Definitive Documentation and the satisfaction (or waiver, where permitted) of the conditions precedent set forth in Section 6 and in the Definitive Documentation. Sections 8 through 18 (collectively, the “Binding Provisions”) are intended to be, and upon execution of this LOI by Buyer and the Sellers shall be, the legally binding and enforceable obligations of the parties hereto.

18. Miscellaneous

18.1 Entire Agreement. This LOI, together with the Confidentiality Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, negotiations, term sheets, and understandings with respect thereto (including the indicative term sheet between Buyer and the Company); provided, that to the extent of any conflict between this LOI and any prior term sheet, this LOI shall control.

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18.2 Amendment; Assignment. This LOI may be amended, modified, or waived only by a written instrument signed by Buyer and the Sellers’ Representative (acting on behalf of the Sellers). No party may assign this LOI without the prior written consent of the other parties; provided, that Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary of Buyer, with Buyer remaining primarily liable.

18.3 Counterparts; General. This LOI may be executed in any number of counterparts, each of which shall be deemed an original; signatures delivered by facsimile or electronic means (including .pdf or DocuSign) shall be deemed originals. This LOI is for the sole benefit of the parties and their respective successors and permitted assigns. If any provision of this LOI is held invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect, and the parties shall negotiate in good faith a substitute provision that reflects, as closely as possible, the parties’ original intent.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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If the foregoing accurately reflects our mutual agreement, please so indicate by executing this Letter of Intent in the space provided below, whereupon this Letter of Intent shall constitute a binding agreement among the parties as of the date first written above.

Z SQUARED INC.		PARADOX DATA LLC

By:	/s/ David Halabu	By:	/s/ Armand Nannicola
Name:	David Halabu	Name:	Armand Nannicola
Title:	Chief Executive Officer	Title:	MGMBR

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